------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  ENGLES, GREGG L                                 SUIZA FOODS CORPORATION (SZA)                 to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  2515 MCKINNEY AVENUE, LB 30, SUITE 1200         Person, if an entity                          ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  DALLAS, TEXAS 75201                                                        Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                   July 2001       7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     07/02/01     S             3,500   D    $53.1786                            D
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COMMON STOCK                     07/05/01     S            17,400   D    $53.1937                            D
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COMMON STOCK                     07/06/01     S             9,550   D    $52.9086                            D
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COMMON STOCK                     07/09/01     S            19,550   D    $53.0624                            D
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COMMON STOCK                     07/13/01     J            93,400   D    $45.2638                            D
                                             (1)               (1)
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COMMON STOCK                     07/20/01     J           106,600   D    $45.2907           963,228          D
                                             (1)               (1)
------------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                   Page 1 of 3 pages
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               ------------------------------------------
                                                                               Date    Expira-                  Amount or
                                                    -------------------------- Exer-   tion       Title         Number of
                                                    Code  V     (A)     (D)    cisable Date                     Shares
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option      $35.3750                                                  01/29/09   Common Stock       8,400
(right to buy)
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Incentive Stock Option      $43.1250                                                  01/22/11   Common Stock       4,658
(right to buy)
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Non-Qualified Stock Option  $12.3200                                                  01/01/06   Common Stock       4,600
(right to buy)
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Non-Qualified Stock Option  $20.2500                                                  01/01/07   Common Stock      53,000
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $29.2500                                                  05/13/07   Common Stock     300,000
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $34.2500                                                  06/04/09   Common Stock      57,000
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $35.3750                                                  01/29/09   Common Stock      81,600
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $37.4375                                                  01/04/10   Common Stock     165,000
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $43.1250                                                  01/22/11   Common Stock     195,342
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option  $58.5000                                                  01/02/08   Common Stock     120,000
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------

9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
     8,400                  D
-------------------------------------------------------------------------------------------------------
     4,658                  D
-------------------------------------------------------------------------------------------------------
     4,600                  D
-------------------------------------------------------------------------------------------------------
    53,000                  D
-------------------------------------------------------------------------------------------------------
   300,000                  D
-------------------------------------------------------------------------------------------------------
    57,000                  D
-------------------------------------------------------------------------------------------------------
    81,600                  D
-------------------------------------------------------------------------------------------------------
   165,000                  D
-------------------------------------------------------------------------------------------------------
   195,342                  D
-------------------------------------------------------------------------------------------------------
   120,000                  D
-------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                                                                          /s/ LISA N. TYSON                8/13/01
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. -----------------------------   ----------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person    Date

                                                                                     By:  Lisa N. Tyson
                                                                                     For: Gregg L. Engles


Note: File three copies of this Form, one of which must be manually signed.                             Page 2 of 3 pages    Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


ENGLES, GREGG L                              Suiza Foods Corporation (SZA)      Page 3 of 3 pages
2515 McKinney Avenue, LB 30, Suite 1200      July 2001
Dallas, Texas 75201




(1) On July 20, 2001, the Reporting Person entered into a forward sale agreement (the "Agreement") relating to 200,000 shares (the "Base Amount") of the Issuer's common stock. The Agreement provides that the Reporting Person will deliver the shares in July 2004. The economic terms of the agreement are:

Weekly Base Amount:      For the week ended July 13, 2001, 93,400 Shares
                              For the week ended July 20, 2001, 106,000 Shares

Weekly Floor Price:      For the week ended July 13, 2001, $53.214
                              For the week ended July 20, 2001, $53.2457

Weekly Cap Price:        For the week ended July 13, 2001, $67.582
                              For the week ended July 20, 2001, $67.6220

Weekly Execution Price:  For the week ended July 13, 2001, $53.214
                              For the week ended July 20, 2001, $53.2457

Prepayment Amount:       For the week ended July 13, 2001, $4,227,641.57 [$45.2638 per share]
                              For the week ended July 20, 2001, $4,827,998.47 [$45.2907 per share]

Prepayment Date:         For the week ended July 13, 2001, July 18, 2001
                              For the week ended July 20, 2001, July 25, 2001

Pricing Dates:           For the week ended July 13, 2001, July 13, 2004
                              For the week ended July 20, 2001, July 20, 2004